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                                   EXHIBIT 2.1



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                       ASSETS SALE AND PURCHASE AGREEMENT

                                  BY AND AMONG

                             ESCALON MEDICAL CORP.,

                          ESCALON VASCULAR ACCESS, INC.

                                       AND

                         RADIANCE MEDICAL SYSTEMS, INC.





                                JANUARY 21, 1999



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I - DEFINITIONS........................................................1

ARTICLE II - SALE AND PURCHASE OF ASSETS
         AND ASSUMPTION OF CERTAIN LIABILITIES.................................5
         2.1      Sale and Purchase of Assets..................................5
         2.2      Assumption of Liabilities....................................6
         2.3      Purchase Price...............................................7
         2.4      Closing......................................................8
         2.5      Delivery to Buyer............................................8
         2.6      Delivery to Seller...........................................9
         2.7      Further Assurance............................................9

ARTICLE III - REPRESENTATIONS AND WARRANTIES
         OF SELLER
         3.1      Corporate Status.............................................9
         3.2      Authorization................................................9
         3.3      Consents and Approvals......................................10
         3.4      Title to Purchased Assets and Related Matters...............10
         3.5      Certain Personal Property...................................10
         3.6      Products....................................................10
         3.7      Sales.......................................................11
         3.8      Inventory...................................................11
         3.9      Liabilities.................................................11
         3.10     Taxes.......................................................11
         3.11     Legal Proceedings and Compliance with Law...................11
         3.12     Contracts...................................................13
         3.13     Insurance...................................................14
         3.14     Patents and Other Intellectual Property.....................14
         3.15     Employee Relations..........................................15
         3.16     Employee Benefit Plans......................................15
         3.17     Warranties..................................................15
         3.18     Customers, Distributors and Suppliers.......................16
         3.19     Foreign Corrupt Practices Act...............................16
         3.20     Finder's Fees...............................................16
         3.21     Size of Transactions........................................16
         3.22     Accuracy of Information.....................................16

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF
         BUYER AND ESCALON....................................................16
         4.1      Corporate Status............................................16
         4.2      Authorization...............................................17



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                                                                            Page
                                                                            ----

         4.3      Consents and Approvals......................................17
         4.4      Legal Proceedings and Compliance with Law...................17
         4.5      Finder's Fees...............................................18
         4.6      Accuracy of Information.....................................18

ARTICLE V - COVENANTS OF SELLER...............................................18
         5.1      Operation of the Business...................................18
         5.2      Access......................................................18
         5.3      No Other Negotiations.......................................18
         5.4      Maintenance of the Purchased Assets.........................19
         5.5      Employees and Business Relations............................19
         5.6      Confidentiality.............................................19
         5.7      Expenses....................................................19
         5.8      Fulfillment of Conditions...................................20
         5.9      Disclosure of Certain Matters...............................20
         5.10     Satisfaction of Liabilities.................................20
         5.11     Warranty Claims; Refunds and Credits........................20
         5.12     Noncompetition............................................  20

ARTICLE VI - COVENANTS OF BUYER AND ESCALON...................................21
         6.1      Confidentiality.............................................21
         6.2      Expenses....................................................22
         6.3      Fulfillment of Conditions...................................22
         6.4      Disclosure of Certain Matters...............................22
         6.5      Escalon's Obligations.......................................22

ARTICLE VII - COVENANTS OF BUYER AND SELLER...................................22
         7.1      Commercially Reasonable Efforts.............................22
         7.2      Allocation of Consideration.................................23

ARTICLE VIII - CONDITIONS PRECEDENT TO THE TRANSACTIONS.......................23
         8.1      Conditions to Obligations of Buyer..........................23
         8.2      Conditions to Obligations of Seller.........................24

ARTICLE IX - INDEMNIFICATION..................................................24
         9.1      By Seller...................................................24
         9.2      By Buyer and Escalon........................................25
         9.3      Procedure for Claims........................................26
         9.4      Third Party Claims..........................................26



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                                                                            Page
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ARTICLE X - TERMINATION.......................................................26
         10.1     Grounds for Termination.....................................26
         10.2     Effect of Termination.......................................27

ARTICLE XI - SURVIVAL OF REPRESENTATIONS AND
         WARRANTIES...........................................................27

ARTICLE XII - PUBLIC ANNOUNCEMENTS............................................27

ARTICLE XIII - THE TRANSITION.................................................27
         13.1     Transition..................................................27
         13.2     Supply Agreement............................................28
         13.3     Employees...................................................28
         13.4     Losses; Maintenance of Insurance............................28

ARTICLE XIV - CONTENTS OF AGREEMENT, AMENDMENT,
         PARTIES IN INTEREST, ASSIGNMENT, ETC.................................29

ARTICLE XV - INTERPRETATION...................................................29

ARTICLE XVI - NOTICES.........................................................29

ARTICLE XVII - GOVERNING LAW................................................. 30
         17.1  Applicable Law.................................................30
         17.2  Informal Dispute Resolution....................................30
         17.3  Attorneys' Fee's...............................................31

ARTICLE XVIII - COUNTERPARTS..................................................31

ARTICLE XIX - REMEDIES CUMULATIVE.............................................32

ARTICLE XX - SEVERABILITY.....................................................32



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                       ASSETS SALE AND PURCHASE AGREEMENT

         THIS ASSETS SALE AND PURCHASE AGREEMENT is made as of January 21, 1999, by and among ESCALON MEDICAL CORP., a California corporation ("Escalon"), ESCALON VASCULAR ACCESS, INC., a Delaware corporation ("Buyer"), and RADIANCE MEDICAL SYSTEMS, INC. (formerly CardioVascular Dynamics, Inc.), a Delaware corporation ("Seller"). Certain terms used herein are defined below in Article I or elsewhere in this Agreement.

                                   BACKGROUND

         Seller is engaged in business activities that include the development, manufacture and marketing of devices for the treatment of cardiovascular diseases and vascular access systems.

         Seller desires to sell, and Buyer desires to purchase, the Seller's Vascular Access Business (the "Business"), and, as part of such sale and purchase, Buyer is willing to assume certain contractual obligations and liabilities of the Business as set forth herein. Escalon owns all of the outstanding capital stock of Buyer.

         NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, including but not limited to any officers, directors and majority-owned entities of that party and of its other Affiliates.

         "Agreement" means this Agreement and the exhibits and schedules hereto.

         "Assumed Liabilities" is defined in Section 2.2.

         "Benefit Plans" means all employee benefit plans of a party within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, pro grams, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present



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or former employee of a party, or present or former beneficiary, dependent or assignee of any such employee or former employee.

         "Business" is defined in the Background section of this Agreement.

         "Business Products" is defined in Section 2.3(c).

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Claim" means any allegation, claim, action, cause of action, lawsuit or other legal proceeding, whether at law, in equity or before any governmental agency, for damages, costs, losses or expenses incurred by any person as a result of any actions or failure to act by any party, or its officers, directors, employees or agents.

         "Closing" means the Closing on the Transactions.

         "Closing Date" is defined in Section 2.4.

         "Code" means the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

         "Confidential Information" is defined in Section 3.14(b).

         "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.

         "Default" means (i) a material breach, default or violation or (ii) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a material breach, default or violation.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other Claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Law" means any and all current or future statutes, ordinances, orders, rules, regulations, judgments or any other legally enforceable requirements of governmental authorities relating to the release, generation, use, treatment,



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handling, transportation or disposal of Hazardous Substances, or the protection of the environment or human health. Environmental Laws include, but are not limited to, the following statutes (and their implementing regulations):
Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. 2601, et seq.), the Emergency Planning Community Right to Know Act (42 U.S.C. 11001, et seq.), and any other analogous present or future federal, state or local statutes or laws, and any Regulations promulgated pursuant to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

         "Excluded Liabilities" is defined in Section 2.2.

         "FDA" means the United States Food and Drug Administration.

         "Governmental Body" means any federal, state, local or foreign government entity or any court, administrative or regulatory agency or commission or other governmental authority or agency.

         "Governmental Permits" is defined in Section 3.11(d).

         "Hazardous Substances" means any petroleum products and any chemicals, materials, or substances at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "acutely hazardous waste," radioactive waste," "biohazardous waste," "pollutant," "toxic pollutant," "contaminant," "infectious waste," "toxic sub stances," or any other term or expression intended to define, list or classify substances by reason of properties harmful to human health or the environment under any applicable Environmental Laws.

         "Initial Payment" is defined in Section 2.3(a).

         "Intellectual Property" is defined in Section 3.14(a).

         "IRS" means the United States Internal Revenue Service.

         "Knowledge" means the actual knowledge of Seller, Buyer or Escalon, as the case may be, or of any officer or other management employee of Seller, Buyer or



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Escalon, respectively, and such knowledge as any of the foregoing should have obtained upon reasonable inquiry.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, Claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, liquidity, products, competitive position, customers and customer relations of the Business or any of the Purchased Assets.

         "Minor Contracts" is defined in Section 3.12(a).

         "Net Sales" is defined in Section 2.3(b).

         "Notified Body" means TUV Product Service GmbH, Niederlassung Munchen/ Munich Branch, Ridlerstr.31, D-80339 Munchen, Germany.

         "Ordinary Course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Purchased Assets" is defined in Section 2.1.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering food and drug, environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Related Party" shall mean a Person who controls or is controlled by Buyer or Escalon.

         "Required Consents" is defined in Section 3.3.

         "Returns" means all returns, reports, forms, declarations, claims for refunds or other information required to be filed or supplied to any Person in connection with Taxes (including without limitation information returns and declarations of estimated



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Tax). (Any reference to "filed" or "file" with respect to Taxes shall also be deemed to include "supplied" or "supply.")

         "Second Payment" is defined in Section 2.3(a).

         "Seller Disclosure Schedule," or individually each "Schedule," means the disclosure schedule provided by Seller in connection with this Agreement.

         "Tax" means all U.S. federal, state, local and non-U.S. income taxes plus all charges, fees, levies or other assessments whether federal, state, local or non-U.S. based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, advance corporate tax, gross receipts, value-added, sales, use ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, FICA, FUTA, excise, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Body.

         "Termination Date" is defined in Section 10.1(b).

         "Transaction Documents" means this Agreement and the other agreements and documents contemplated hereby and thereby.

         "Transactions" means the transactions contemplated by the Transaction Documents.

         "Transition" is defined in Section 13.1.

                                   ARTICLE II.
                           SALE AND PURCHASE OF ASSETS
                      AND ASSUMPTION OF CERTAIN LIABILITIES

         A. Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all the right, title and interest of Seller in and to the properties and assets described below which are used exclusively in the manufacture or distribution of the Business Products, free and clear of any and all liabilities, obligations, Claims, Encumbrances, charges and restrictions of every kind nature and description, except for the contractual obligations to be assumed by Buyer pursuant to Section 2.2 hereof (the "Purchased Assets"):

            1. All machinery, equipment, tools and furniture;

            2. All inventories and supplies;



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            3. To the extent permitted by applicable law, and except for the accounts receivable related to the Business, all rights under any written or oral Contract, agreement, lease, plan, instrument, registration, license, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice, registration, certification, regulatory clearance or approval or authorization;

            4. All rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

            5. All technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property exclusively used in, or under development for, the Business;

            6. All computer firmware (including documentation and related object and source codes) embedded in the Business Products;

            7. All causes of action, claims, demands, rights against third parties and choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Purchased Assets and other intangible rights and assets, including goodwill associated with the Business and the Purchased Assets; and

            8. All information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

Schedule 2.1 hereto sets forth a list of all of the Purchased Assets.

         B. Assumption of Liabilities. At the Closing, Buyer shall assume and be liable and responsible only for those Liabilities of Seller that are specified on Schedule 2.2 hereto (the "Assumed Liabilities"), as of the Closing, and Buyer shall not be deemed to assume or to be otherwise liable for any Liabilities of Seller other than the Assumed Liabilities. Seller shall retain (and Buyer shall not be obligated for) any and all Liabilities of Seller of any type that are not specified on Schedule 2.2 hereto (the "Excluded Liabilities"). Such Excluded Liabilities include (i) any Liabilities of Seller to the holders of any of its debt or equity securities, including its shareholders, war rant holders or option holders for any reason, (ii) any tax Liabilities, including any such Liabilities of Seller related to consummation of the Transactions, (iii) any Liabilities arising out of the breach by Seller of any Contract, (iv) any Liabilities or other claims under any product warranty, (v) any product liability or similar Claim for injury to any Person or property, (vi) any Liabilities arising out of the violation by Seller of Environmental Law and
(vii) any Liabilities arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Buyer after the Closing, or under any Benefit Plan with respect thereto. After Closing, Buyer will perform all of its obligations relating to the Assumed Liabilities in accordance with the terms thereof.



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         C. Purchase Price.

            1. The cash portion of the purchase price for the Purchased
Assets shall be an amount equal to $2,000,000, of which (i) $1,000,000, as adjusted pursuant to Section 2.3(b) hereof, (the "Initial Payment") shall be payable at Closing and (ii) $1,000,000 (the "Second Payment") shall be payable upon the earlier to occur of the completion of the Transition or nine months after the Closing Date; provided, however, that, subject to the satisfaction of its obligations under Section 13.1 hereof to assist Buyer in establishing a fully operational production line during the Transition, Seller shall not be obligated to complete the transfer of the inventory and equipment constituting the Purchase Assets to Buyer's Milwaukee, Wisconsin facility until Buyer shall have paid the Second Payment.

            2. The Initial Payment shall be adjusted as follows: within two days prior to the Closing Date, Seller shall deliver to Buyer Seller's determination of the value of the inventory of raw material, work in progress and finished goods of the Business (the "Inventory Value") included in the Purchased Assets purchased by Buyer hereunder. Buyer shall have the right to review and approve the inventory to be transferred and the Inventory Value. In the event that the Inventory Value, as approved by Buyer, is less than $600,000, the purchase price shall be reduced dollar for dollar by the amount that the Inventory Value, as approved by Buyer, is less than $600,000. In the event that the Inventory Value, as approved by Buyer, is more than $600,000, the purchase price shall be increased dollar for dollar by the amount that the Inventory Value is greater than $600,000.

            3. Buyer shall also pay to Seller as part of the purchase price for the Purchased Assets royalties in an amount equal to 10% of Net Sales of Business Products sold by Buyer, its Related Parties, its licensees and assignees during the five-year period following the Closing Date (the "Royalty Period"); provided, however, that if Buyer, its licensees and/or assignees cannot sell any Business Products in any jurisdiction because a third party holds a patent that blocks any patent relating to such Business Products or if any license or other royalty-bearing right is otherwise required to be obtained by Buyer in connection with the research, development, manufacture, use and/or sale of such Business Products in any jurisdiction, Buyer shall give written notice thereof to Seller, and if Seller shall be unable to secure Buyer's unrestricted right to sell the Business Products in such jurisdiction without obtaining a license or other royalty-bearing right within 90 days after the date of Buyer's notice, the royalty payable under this Agreement with respect to the Net Sales of the Business Products so affected in the respective jurisdiction(s) shall be reduced by an amount equal to the amount payable by Buyer to any third party to obtain a license or other royalty-bearing right; but further provided, however, that no adjustment in the royalty payable by Buyer to Seller hereunder shall be made by reason of Buyer's obligation to pay royalties to Paul Yock, M.D. and Alan R. Selfridge pursuant to the License Agreement dated November 1, 1989 among Paul Yock, M.D., Alan R. Selfridge and Advanced Cardiovascular Systems, Inc., which License Agreement was



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assigned to Seller pursuant to an Assignment and Assumption Agreement between
Advanced Cardiovascular Systems, Inc. and the Seller dated January 20, 1999. As used herein: (A) "Business Products" means the Smartneedle and PDAccess products being sold by Seller on the Closing Date, as described more particularly on
Schedule 3.6, including any improvements to these products made by Buyer during the Royalty Period as well as any additional products whose primary function is to identify and access veins and arteries and that incorporate the Intellectual Property that are developed, manufactured, distributed or sold by Buyer; and (B) "Net Sales" means the gross price of Business Products sold by Buyer, its Related Parties, its licensees and assignees, in arm's-length transactions to third party buyers, including all packaging, instructional and other charges made to a purchaser, less trade discounts, rebates and refunds or credits allowed for returns or rejections of previously delivered Business Products, and sales or excise taxes. In the event Buyer transfers Business Products for consideration, in whole or in part, other than cash, the Net Sales will be based on the weighted average of the gross price then being invoiced by Buyer in arm's-length transactions with similar customers. Royalty payments shall be made quarterly in arrears in U.S. currency based on reported Net Sales, which Net Sales are subject to review and audit by Seller at Seller's expense. If the review results in a determination of an underpayment of royalties to Seller, such underpayment shall be promptly remitted to Seller with interest at a rate of 7% per annum, accruing quarterly. If such review determines that Net Sales were more than 110% of the Net Sales reported by Buyer for the period under review, Buyer shall pay all of the reasonable costs of such review. Royalties shall be paid to Seller free and clear of foreign taxes, except taxes that Buyer, its licensees and/or assigns may be required to withhold in a foreign country. With respect to Net Sales made during each 12-month period during the Royalty Period commencing on the Closing Date (each such period a "Royalty Year"), Buyer shall pay to Seller minimum royalty payments under this Section 2.3(c) of not less than $300,000. In the event that the royalties payable under this Section 2.3(c) with respect to Net Sales made during any royalty year are less than $300,000, Buyer shall, within 30 days after the end of such Royalty Year, pay to Seller the difference between $300,000 and the amount of such royalties actually paid by Buyer with respect to such Royalty Year.

         D. Closing. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Article X, subject to satisfaction or waiver of the conditions to the Transactions set forth in Article VIII, the Closing shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions to the Transactions set forth in Article VIII, at such place as the parties shall agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

         E. Delivery to Buyer. At the Closing, Seller will deliver to Buyer (i) a duly executed Bill of Sale in the form annexed hereto as Exhibit A; (ii) assignments of all Contracts described in Schedule 2.1 hereto; (iii) all documents of title necessary to transfer ownership to Buyer of the equipment and personal property listed on



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Schedule 2.1 hereto; (iv) assignments of all patents, trademarks, trade names, assumed names and copyrights and all applications therefor that are listed on
Schedule 2.1 hereto; (v) executed copies of each of the consents referred to in
Schedule 3.3; (vi) all documents containing or exclusively relating to the Purchased Assets; (vii) all such other endorsements, assignments and other instruments as, in the opinion of Buyer or Buyer's counsel, are necessary to vest in Buyer good and marketable title to the assets to be transferred to Buyer pursuant to this Agreement; and (viii) all other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing in connection with the Transactions, including those contemplated by Article VIII.

         F. Delivery to Seller. At the Closing, Buyer will deliver to Seller (i) instruments of assumption of the Assumed Liabilities; and (ii) all other previously undelivered documents required to be delivered by Buyer to Seller at or prior to the Closing in connection with the Closing, including those contemplated by Article VIII.

         G. Further Assurance. If at any time after the Closing Date any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in Buyer the title to any of the Purchased Assets, or to confirm the assumption by Buyer of any liability or obligation of Seller expressly assumed by Buyer hereunder, or otherwise to carry out the provisions hereof, the proper officers and directors of Seller or of Buyer, as the case may be, shall execute and deliver any and all proper deeds, assignments, instruments of assumption, powers of attorney and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in Buyer or to confirm the assumption by Buyer of any such liability or obligation of Seller, as the case may be, and otherwise to carry out the provisions hereof.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in any Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

         A. Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect.

         B. Authorization. Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by



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Seller has been duly authorized by all necessary corporate action. The
Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

         C. Consents and Approvals. Except for the consents specified in
Schedule 3.3 (the "Required Consents"), neither the execution and delivery by Seller of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by Seller, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which Seller is subject, (b) the Charter Documents or by-laws of Seller or (c) any Contract, Govern mental Permit or other document to which Seller is a party or to which the Purchased Assets may be subject.

         D. Title to Purchased Assets and Related Matters. Seller has good and marketable title to all of the Purchased Assets, free from any Encumbrances except those specified in Schedule 3.4; and upon consummation of the transactions contemplated hereby, good and marketable title to the Purchased Assets will be vested in Buyer. The use of the Purchased Assets is not subject to any Encumbrances (other than those specified in the preceding sentence). The Purchased Assets constitute all of the assets necessary used by Seller exclusively in the operation of the Business. There are no outstanding agreements, confinements or Encumbrances inconsistent with the provisions of this Agreement, whether or not entered into by Seller or any of its predecessors in interest with respect to the Business or the Purchased Assets or otherwise.

         E. Certain Personal Property. Schedule 2.1 describes and specifies the location of all items of equipment, machinery, tools and furniture used exclusively in the manufacture and distribution of the Business Products. All of the equipment, machinery, tools and furniture used exclusively in the manufacture and distribution of the Business Products are in good operating condition, reasonable wear and tear excepted.

         F. Products. Schedule 3.6(a) sets forth a list of all of the Business Products. Seller has not received any written complaints or, to its knowledge any other complaints, from any customer or distributor concerning the Business Products. There are no defects in design, construction or manufacture of Business Products which would adversely affect performance or create an usual risk of injury to persons or property. None of the Business Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Seller's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Business Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use in all jurisdictions where they are currently being sold. Schedule 3.6(b) sets forth a list of all regulatory approvals in effect at Closing.

         G. Sales. Schedule 3.7 sets forth a schedule of all products sold by the Business on a quarterly basis during the past two years, the net sales price of each product and the costs of goods sold with respect thereto.

         H. Inventory. All inventory of Seller comprising part of the Purchased Assets consists of items of quality and quantity saleable in the ordinary course of business at regular sales prices of Seller. The inventory records for the Business that have been delivered to Buyer are complete and accurate with respect to the data contained therein.

         I. Liabilities. Except as specified in Schedule 3.9, none of the Purchased Assets is subject to any Liabilities, except Liabilities under any Contracts specifically disclosed on the Seller Disclosure Schedule.

         J. Taxes. Except as otherwise set forth in Section 3.10 of the Seller Disclosure Schedule:

            1. Seller, with respect to the Business, (and each affiliated, combined or unitary group of which Seller is or was a member) has: (a) duly and timely filed all Returns that it was required to file and each such Return is true, complete and correct and (b) paid, or made an adequate provision in its financial statements in accordance with generally accepted accounting principles for, all Taxes owed by it (whether or not shown on any Return).

            2. Seller, with respect to the Business, has satisfied all federal, state, local and foreign withholding tax requirements including but not limited to income, social security and employment tax.

            3. There are no Encumbrances for Taxes on any of the Purchased
Assets.

            4. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

         K. Legal Proceedings and Compliance with Law.

            1. Except as disclosed in Schedule 3.11(a), there is no Litigation that is pending or, to Seller's knowledge, threatened against or related to Seller that relates to or could have a Material Adverse Effect on the operations of the Business or any of the Purchased Assets. There has been no Default under any Regulations applicable to Seller, including Regulations relating to pollution or protection of the environment or Regulations promulgated by the FDA, except for any Defaults that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to Seller.

            2. Seller has complied in all material respects with all federal, state, local and foreign laws, ordinances, Regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, federal securities laws, equal employment opportunity, consumer protection, medical devices, manufacturing processes, warranties and trade practices) applicable to the Business and the sale of the Business Products. Seller has all federal, state, local and foreign governmental licenses and permits material to and necessary in the conduct of the Business as presently conducted and the sale of the Business Products, and such licenses and permits are in full force and effect; no violations are or have been recorded in respect of any such licenses or permits, and no proceeding is pending or, to the best knowledge of Seller, threatened to revoke or limit any such licenses or permits.

            3. All Business Products are and have been in all material respects in compliance with all applicable Regulations of the FDA applicable to such products. There is no basis known to Seller for the FDA, Seller's Notified Body or any other Governmental Body to deny or rescind any approval or clearance to market any of the Business' commercially distributed products for the purpose or indication for which they are being manufactured, assembled, marketed or sold. To Seller's knowledge, there is no action or proceeding by the FDA, Seller's Notified Body or any other Governmental Body, including, but not limited to, recall procedures or withdrawal of clearance to market any Business Products, pending or threatened against Seller relating to the safety or efficacy of any Business Products, and, to the best knowledge of Seller there is no basis for any such action or proceeding. Seller has received the regulatory approvals to market the Business Products in all jurisdictions where they are currently being marketed. There are no outstanding notices of Defaults or warning letters from the FDA or the Seller's Notified Body. Seller has previously provided to Buyer Seller's complete file with respect to all FDA, CE mark and other Governmental Body approvals and certifications of the Business Products and the facility in which they are being manufactured, and such files are being transferred to Buyer hereunder as part of the Purchased Assets.

            4. Seller has obtained and is in full compliance with all federal, state, local and foreign governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"), all of which are listed in Schedule 3.11(d) along with their respective expiration dates, that are required for the complete operation of the Business as currently operated, except where the failure to be in full compliance would not have a Material Adverse Effect. All of the Governmental Permits are currently valid and in full force, and to Seller's knowledge, no revocation, cancellation or withdrawal thereof has been threatened. Seller has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits.

         L. Contracts.

            1. Schedule 3.12(a) lists each Contract of the following types to which Seller is a party, or by which it is bound, that relates to the operations of the Business or any of the Purchased Assets, except for (i) any Contract that may be terminated by Seller on not more than 30 days' notice without any Liability and (ii) any Contract under which the executory obligation of Seller involves an amount less than $5,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

               a. Contracts with any present or former stockholder, director, officer, employee, partner or consultant of Seller or Affiliate thereof;

               b. Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any asset from or the performance of services by a third party, in excess of $5,000 in any individual case, or any Contracts for the sale of inventory or products that involve an amount in excess of $5,000 with respect to any one supplier or other party;

               c. Contracts to sell or supply products or to perform services that involve an amount in excess of $5,000 in any individual case;

               d. Contracts to lease to or to operate for any other party any asset that involve an amount in excess of $5,000 in any individual case;

               e. Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of Seller or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

               f. Any Contracts under which any Encumbrances exist with respect to any Purchased Assets; and

               g. Any other Contracts (other than Minor Contracts and those described in any of subsections (i) through (vi) above) not made in the ordinary course of business.

            2. Except as disclosed in Section 3.12(b) of the Seller Disclosure Schedule, to Seller's knowledge, Seller is not in Default under any Contract that relates to or could affect the operations of the Business or any of the Purchased Assets, which Default could result in a Liability on the part of Seller in excess of

$5,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $5,000. Except as disclosed in Section 3.12(b) of the Seller Disclosure Schedule, Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Contract where such Default could have a Material Adverse Effect.

         M. Insurance. There are no policies or binders of insurance held by or on behalf of Seller exclusively relating to the Business.

         N. Patents and Other Intellectual Property.

            1. Seller has exclusive title to, owns, possesses, has the sole right to use or, where necessary, has made timely and proper application for, all copyrights, trademarks, trade names, service marks, franchises, certificates of public convenience and necessity, patents, patent rights, licenses, trade secrets, information, proprietary rights and processes, intellectual property rights listed on Schedule 2.1 hereto (the "Intellectual Property") necessary or required to conduct the Business as conducted. All of the Intellectual Property is owned or otherwise lawfully used by Seller, and to Seller's knowledge, Seller is not infringing upon, conflicting with or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right owned or claimed by another Person. Seller is not in Default, and has not received any notice of any claim of infringement or any other Claim or proceeding, with respect to any such patent, trademark, trade name, service mark, copyright or trade secret. No current or former employee of Seller and, to Seller's knowledge, no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor.

            2. Seller has taken all appropriate measures to protect and preserve the security, confidentiality and value of its Confidential Information. "Confidential Information" means those items of the Intellectual Property that are confidential and any other confidential information owned by Seller, including personnel information, technical information, customer lists, other customer information and supplier information. Except as disclosed in Section 3.14(b) of the Seller Disclosure Schedule, all employees and consultants of Seller who are involved in the design, review, evaluation or development of products or Intellectual Property have executed a nondisclosure and assignment of inventions agreement sufficient to protect the confidentiality and value of the Intellectual Property and to vest in Seller exclusive ownership of such Intellectual Property. To Seller's knowledge, all Confidential Information that constitutes Intellectual Property is currently valid and protectable and is not part of the public domain or knowledge, nor to the knowledge of Seller, has it been used, divulged or appropriated for the benefit of any Person other than Seller or otherwise to the detriment of Seller and no such employee or consultant is subject to any contractual or legal restrictions that might interfere with the use of their best efforts to promote the interests of Seller. To Seller's knowledge, no employee or consultant of Seller has used any Confidential Information of any other Person in the course of his work for Seller.

            3. Seller has all right, title and interest in and to all of the Intellectual Property, and the same is free and clear of all Claims, Encumbrances and the like of any nature whatsoever. Seller has not granted any licenses to its proprietary property and is not aware of any third parties who are claiming any right, title or interest in or to such Intellectual Property or who are infringing or violating any of such Intellectual Property. Seller is not bound by or a party to any option, license or agreement of any kind with respect to such patents, patent applications, inventions, trademarks, service marks, trade names, licenses, franchises, copyrights, trade secrets, information and other proprietary rights and processes or with respect to any such property and rights of any other person or entity relating to the operation of the Business or any of the Purchased Assets.

            4. Except as set forth in Schedule 3.14(d), no royalties, consulting or advisory fees or other payments are payable by Seller to any other person by reason of the ownership or use of the Intellectual Property.

         O. Employee Relations. Seller is not (a) a party to, involved in or, to Seller's knowledge, threatened by, any labor dispute or unfair labor practice charge relating to the Business or (b) currently negotiating any collective bargaining agreement with any employees of the Business, and Seller has not experienced any work stoppage by any employees of the Business during the three years immediately preceding the execution of this Agreement.

         P. Employee Benefit Plans. Except as set forth in Schedule 3.16, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Seller or any other Person to severance pay, unemployment compensation or any similar payment; or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

         Q. Warranties. All goods sold or distributed by the Business were of merchantable quality, and Seller has not breached any express or implied warranties in connection with the sale or distribution of such goods, except for breaches that, individually and in the aggregate, would not have a Material Adverse Effect. Set forth in Schedule 3.17 are true and correct copies of all warranties (a) made by all Persons from whom Seller has obtained any goods that have been resold or distributed by the Business, including any goods that constituted parts included in other goods sold or distributed by the Business and (b) made by Seller with respect to any goods that have been sold or distributed by Seller.

         R. Customers, Distributors and Suppliers. Seller has used commercially reasonable efforts to maintain, and currently maintains, good working relationships with all of the customers, distributors and suppliers to the Business. Schedule 3.18(a) lists any Contracts relating to the operation of the Business or any of the Purchased Assets with customers or distributors or former customers or distributors of Seller that have been terminated or canceled during the one-year period prior to the date hereof. Schedule 3.18(b) also contains a list of the names of each of the major customers and distributors of the Business. Except as disclosed in Schedule 3.18(c), none of such customers or distributors has given Seller written notice, or to Seller's knowledge any other notice, terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller, and none of such customers or distributors is, or has been during the one year period immediately preceding the execution of this Agreement, a related party to Seller. Schedule 3.18(d) also contains a list of the names of the major suppliers of components of and materials used in the manufacture of the Business Products. None of such suppliers has given Seller written notice, or to Seller's knowledge, any other notice, terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller.

         S. Foreign Corrupt Practices Act. Seller has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for political office in violation of the Foreign Corrupt Practices Act of 1977, as amended.

         T. Finder's Fees. No Person retained by Seller is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         U. Size of Transactions. The consummation of the Transactions will not constitute a sale by Seller of more than one-half of Seller's inventory and equipment as measured by the fair market value of such inventory and equipment as of the date of this Agreement.

         V. Accuracy of Information. No representation or warranty by Seller in any Transaction Document, and no information contained therein, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF BUYER AND ESCALON

         Buyer and Escalon hereby represent and warrant to Seller as follows:

         A. Corporate Status. Each of Buyer and Escalon is a corporation duly organized, validly existing and in good standing under the laws of the respective state of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Each of Buyer and Escalon is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to do so would not have a Material Adverse Effect.

         B. Authorization. Each of Buyer and Escalon has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Buyer and Escalon has been duly authorized by all necessary corporate action. The Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of Buyer and/or Escalon, as the case may be, enforceable against them, respectively, in accordance with their terms.

         C. Consents and Approvals. Neither the execution and delivery by Buyer or Escalon of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by Buyer or Escalon, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which Buyer or Escalon is subject, (b) the Charter Documents or by-laws of Buyer or Escalon or (c) any Contract, Government Permit or other document to which Buyer or Escalon is a party or by which the properties or other assets of Buyer or Escalon may be subject.

         D. Legal Proceedings and Compliance with Law.

            1. Except as disclosed in Schedule 4.4, there is no Litigation that is pending or, to the knowledge of Buyer or Escalon, threatened against or related to Buyer or Escalon that relates to or could have a Material Adverse Effect on the operations of the Buyer or Escalon. To the knowledge of Buyer or Escalon, there has been no Default under any Regulations applicable to Buyer or Escalon, including Regulations relating to pollution or protection of the environment or Regulations promulgated by the FDA, except for any Defaults that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to Buyer or Escalon.

            2. Each of Buyer and Escalon has complied in all material respects with all federal, state, local and foreign laws, ordinances, Regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, federal securities laws, equal employment opportunity, consumer protection, medical devices, manufacturing processes, warranties and trade practices) applicable to the business of the Buyer and Escalon, respectively. Each of Buyer and Escalon has all federal, state, local and foreign governmental licenses and permits material to and necessary in the conduct of its business and the sale of its products, and such licenses and permits are in full force and effect; no violations are or have been recorded in respect of any such licenses or permits, and no proceeding is pending or, to the best knowledge of Buyer or Escalon, threatened to revoke or limit any such licenses or permits.

         E. Finder's Fees. No Person retained by Buyer or Escalon is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         F. Accuracy of Information. No representation or warranty by Buyer or Escalon in the Transaction Document, and no information contained therein, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE V.
                               COVENANTS OF SELLER

         A. Operation of the Business. From the date hereof to the Closing, Seller shall conduct the operations and business of the Business solely in the ordinary course, and shall refrain from the following actions in furtherance of and in addition to such restriction (except as contemplated by this Agreement):
(a) selling or otherwise disposing of any Purchased Assets other than in the ordinary course; (b) entering into any Contract or otherwise incurring any Liability with respect to the Business, even if in the ordinary course, if Seller's executory obligation in any such individual case, or series of related cases, exceeds $5,000, except for a Contract relating to the sale of the Business Products in the ordinary course; (c) discharging or satisfying any Encumbrance or paying or satisfying any material Liability except pursuant to the terms thereof or compromising, settling or otherwise modifying any material Claim or litigation; or (d) making any capital expenditure involving in any individual case, or series of related cases, more than $5,000.

         B. Access. Seller shall give Buyer and its accountants, counsel and other representatives full access, without unreasonably interfering with business operations, to all properties, books, Contracts and records of Seller relating to the Business and the Purchased Assets and shall furnish to Buyer all such documents, records and information as Buyer shall from time to time reasonably request.

         C. No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, Seller shall not (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for any acquisition of any part of the Purchased Assets or the Business, (b) continue, propose or enter into any negotiations or discussions relating to any acquisition of any part of the Purchased Assets or the Business or (c) enter into any agreement or understanding providing for any acquisition of any part of the Purchased Assets or the Business, other than as contemplated or authorized hereby, nor shall Seller provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. Seller shall immediately notify Buyer of any such inquiries or proposals or requests for information for such purpose. Seller shall use commercially reasonable efforts to cause the directors, officers, employees, agents and other representatives of Seller to comply with the provisions of this Section 5.3.

         D. Maintenance of the Purchased Assets. Seller shall continue to maintain and service the Purchased Assets consistent with past practice. Seller shall not, directly or indirectly, sell or encumber all or any part of the Purchased Assets, other than sales in the ordinary course of business, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

         E. Employees and Business Relations. Seller shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers and distributors and any other Persons having business relations with it.

         F. Confidentiality. Prior to the Closing and for three years from any termination of this Agreement, Seller will hold, and will use commercially reasonable efforts to cause the officers, directors, employees, accountants, counsel, consultants, advisors and agents of Seller to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller in connection with the Transactions and all confidential information relating to the Business, the Business Products and the Purchased Assets, except to the extent that such information can be shown to have been
(a) previously known on a nonconfidential basis by Seller, (b) in the public domain through no fault of Seller or (c) later acquired by Seller from sources other than Buyer as long as, to the knowledge of Seller, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided, however, that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions as long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially. The obligation of Seller to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Seller will, and will use commercially reasonable efforts to cause the officers, directors, employees, accountants, counsel, consultants, advisors and agents of Seller to, destroy or deliver to Buyer all documents and other materials, and all copies thereof, obtained by Seller or on its behalf from Buyer in connection with this Agreement that are subject to such confidence.

         G. Expenses. Seller shall pay all of the legal, accounting and other expenses incurred by it in connection with the Transactions.

         H. Fulfillment of Conditions. Seller shall use commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business and operations of the Business in such manner that on the Closing Date the representations and warranties of Seller contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

         I. Disclosure of Certain Matters. During the period from the date hereof through the Closing Date, Seller shall give Buyer prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement,
(b) would cause any of the representations and warranties of Seller contained herein to be inaccurate or otherwise misleading, (c) gives Seller any reason to believe that any of the conditions set forth in Article VIII will not be satisfied prior to the Termination Date, or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Business.

         J. Satisfaction of Liabilities. Prior to and after the Closing, Seller will perform all of its obligations, contractual or otherwise, and discharge all of the Excluded Liabilities in accordance with the terms thereof.

         K. Warranty Claims; Refunds and Credits. Through the completion of the Transition, Seller agrees, at its expense, to promptly respond to and honor all claims under product warranties for the repair or replacement of Business Products. After the completion of the Transition, Seller shall no longer be obligated to respond to any product warranty claims but shall indemnify Buyer and Escalon and hold them harmless, in accordance with the provisions of Sections 2.2 and 9.1 of this Agreement, for all Liabilities and other claims under any product warranty for any Business Product sold prior to the Closing Date and any Business Product manufactured on behalf of Buyer during the Transition pursuant to Section 13.2 hereof. Seller agrees, at its expense, to promptly respond to and honor any credit or adjustment owing to any customer of the Business with respect to accounts receivable arising prior to the Closing Date; provided, however, that if Seller fails to make any such credit or adjustment promptly, Buyer may elect, in its sole discretion, to do so, either in cash or in kind, whereupon Seller shall promptly reimburse Buyer for all costs incurred by Buyer in connection with such credit or adjustment.

         L. Noncompetition.

            1. Subject to the Closing, and as an inducement to Buyer and Escalon to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired, Seller will not, for a period of five years after the Closing Date, directly or indirectly:

(i) engage in, continue in or carry on any business that competes with the Business or is substantially similar thereto, including controlling any financial interest in any Person that is so engaged, except as contemplated by
Section 13.2 hereof; or (ii) consult with, advise or assist in any way with respect to any business that competes with the Business, whether or not for consideration, including but not limited to, advertising or otherwise endorsing any product of any such competitor, soliciting customers or otherwise serving as an intermediary for any such competitor, or render any form of financial assistance to or engage in any form of business transaction with any such competitor.

            2. If Seller is acquired by any Person that is engaged in a business that competes with the Business, or after an acquisition of Seller the acquiring Person engages in a business that competes with the Business, Seller shall promptly notify Buyer in writing, in which event: (i) upon Buyer's receipt of such notice, Seller shall not be deemed to be in violation of Section 5.12(a) solely by reason thereof and (ii) Buyer shall be immediately relieved from any obligation to pay any royalties pursuant to Section 2.3(c) hereof on Business Products sold from and after the date on which Buyer receives such notice.

                                   ARTICLE VI.
                         COVENANTS OF BUYER AND ESCALON

         A. Confidentiality. Prior to the Closing and for three years from any termination of this Agreement, Buyer and Escalon will hold, and will use commercially reasonable efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller furnished to Buyer and Escalon in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer or Escalon, (b) in the public domain through no fault of Buyer or Escalon or (c) later acquired by Buyer or Escalon from sources other than Seller as long as, to the knowledge of any Buyer or Escalon, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided that Buyer and Escalon may disclose such information to their officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the Transaction as long as such Persons are informed by Buyer or Escalon of the confidential nature of such information and are directed by Buyer or Escalon to treat such information confidentially. The respective obligation of Buyer and Escalon to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Buyer and Escalon will, and will use commercially reasonable efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller all documents and other materials, and all copies thereof, obtained by Buyer or Escalon on or in their behalf from Seller in connection with this Agreement that are subject to such confidence.

         B. Expenses. Buyer and Escalon shall pay all of the legal, accounting and other expenses incurred by it in connection with the Transactions.

         C. Fulfillment of Conditions. From the date hereof to the Closing, Buyer and Escalon shall use commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business and operations of the Buyer and Escalon in such manner that on the Closing Date the representations and warranties of Buyer and Escalon contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

         D. Disclosure of Certain Matters. During the period from the date hereof through the Closing Date, Buyer and Escalon shall give Seller prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by it under this Agreement, (b) would cause any of the representations and warranties of Buyer or Escalon contained herein to be inaccurate or otherwise misleading,
(c) gives Buyer or Escalon any reason to believe that any of the conditions set forth in Article VIII will not be satisfied prior to the Termination Date, or
(d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the business of Buyer or Escalon.

         E. Escalon's Obligations. Escalon agrees to cause Buyer to fully perform and discharge its obligations to Seller under this Agreement and guarantees to Seller the punctual payment and performance when due of all of Buyer's obligations pursuant to this Agreement and any extensions, renewals, modifications, amendments and replacements thereof. The obligations of Escalon hereunder are independent of the obligations of Buyer, and a separate action or actions may be brought and prosecuted against Escalon, whether action is brought against Buyer or any other Person or whether Buyer or any other Person is joined in any such action or actions. Escalon waives any right to require Seller to make any presentments or demands for performance, or give any notices of non-performance, protests, notices of protest or notices of dishonor of this guaranty.

                                  ARTICLE VII.
                          COVENANTS OF BUYER AND SELLER

         A. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonably efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate the Transactions, including the execution and delivery of any additional instruments necessary to consummate the Transactions.

         B. Allocation of Consideration. Buyer and Seller agree that the purchase price for the Purchased Assets, including any adjustment thereto under this Agreement, shall be allocated among the Purchased Assets as set forth in
Schedule 7.2 hereto. Buyer and Seller shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including but not limited to the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision) with their respective federal income tax returns for the taxable year that includes the transaction contemplated herein, and neither Buyer nor Seller will take any position inconsistent with such allocation unless otherwise required by applicable law.

                                  ARTICLE VIII.
                    CONDITIONS PRECEDENT TO THE TRANSACTIONS

         A. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing, of each of the following conditions:

            1. Representations and Warranties True. The representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representations and warranties were made again at and as of the Closing, except for changes contemplated by this Agreement.

            2. Performance. Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing.

            3. Consents and Approvals. Seller shall have obtained all governmental and third party consents and approvals necessary, proper or advisable to consummate the Transactions, except for those which would not have a Material Adverse Effect. Such third party consents shall include the Required Consents.

            4. No Governmental Order or Regulation. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a Govern mental Body of competent jurisdiction, and no Regulation shall have been enacted or promulgated by any Governmental Body that prohibits consummation of the Transactions.

            5. Legal Opinion. Buyer shall have received an opinion of Stradling, Yocca, Carlson & Rauth, counsel to Seller, dated as of the Closing, in the form and substance reasonably satisfactory to Buyer.

            6. Other Documents. Buyer shall have received executed copies of all Transaction Documents to which Seller is a party to the extent that they shall not have been received prior to the Closing. Buyer shall have received all other documents required under the terms of any of the Transaction Documents and any other documents reasonably requested on or prior to the Closing Date.

         B. Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing, of each of the following conditions:

            1. Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and correct in all material respects at and as of the date when made and at and as of the Closing as though such representations and warranties were made again at and as of the Closing, except for changes contemplated by this Agreement.

            2. Performance. Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing.

            3. No Governmental Order or Regulation. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a Govern mental Body of competent jurisdiction, and no Regulation shall have been enacted or promulgated by any Governmental Body that prohibits consummation of the Transactions.

            4. Legal Opinion. Seller shall have received an opinion of Duane, Morris & Heckscher LLP, counsel to Buyer, dated as of the Closing in the form and substance reasonably satisfactory to Seller.

            5. Other Documents. Seller shall have received executed copies of all Transaction Documents to which Buyer is a party to the extent that they shall not have been received prior to the Closing. Seller shall have received all other documents required under the terms of any of the Transaction Documents and any other documents reasonably requested on or prior to the Closing Date.

                                   ARTICLE IX.
                                 INDEMNIFICATION

         A. By Seller. From and after the Closing Date, to the extent provided in this Article IX, Seller shall indemnify and hold harmless Buyer, Escalon and each

Affiliate and agent of Buyer and Escalon from and against any Damages that any such indemnified party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of Seller contained in any Transaction Document; (b) any Tax Claim asserted against Buyer with respect to any Taxes of Seller or any of its affiliates (i) relating to the Transactions, and (ii) relating to operations of Seller or any of its affiliates through Closing; (c) any costs or Claims including, but not limited to, Claims made by private parties, Persons or entities and Claims made by a Governmental Body or agency relating to the pre-Closing generation, use or disposal of Hazardous Substances or other wastes by Seller; (d) any costs or Claims under any Environmental Law arising from the failure of Seller prior to the Closing Date to operate its business in compliance with Environmental Law; (e) any costs or Claims arising under any product warranty; and (f) any other Excluded Liability, whether arising before, on or after the Closing. As used in this Article IX, the term "Damages" shall include (i) all losses, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (ii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iii) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), penalties, court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement. Anything to the contrary notwithstanding: (i) Buyer and Escalon shall not be indemnified and held harmless for any Claims or Damages arising under clause (a) of this Section 9.1 unless such claim is made within 18 months after the Closing Date; (ii) Buyer shall not be indemnified and held harmless for any Claims or Damages arising under clause (a) or clause (e) of this Section 9.1 unless and until the aggregate amount of such Claims and Damages exceeds $50,000, in which event Buyer and Escalon shall be indemnified and held harmless in respect of all Claims and Damages arising under such clauses; (iii) Buyer shall not be indemnified and held harmless in respect of any Claims and Damages that are covered by insurance owned by Buyer to the extent that any net Damages is reduced by the proceeds paid to Buyer under such insurance; and (iv) the liability of Seller to Buyer and Escalon hereunder with respect to all matters other than Excluded Liabilities shall be limited to an amount equal to the amount of the purchase price received by such Seller pursuant to Section 2.3, but in no event greater than the purchase price.

         B. By Buyer and Escalon. From and after the Closing Date, to the extent provided in this Article IX, Buyer and Escalon shall indemnify and hold harmless Seller and each Affiliate and agent of Seller from and against any Damages that any such indemnified party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of Buyer or Escalon contained in this Agreement; (b) all Claims against Seller with respect to any Assumed Liability; and (c) the operation of the Business after the Closing Date.

         C. Procedure for Claims. A party seeking indemnification under this
Article IX (an "Indemnified Party") shall give notice of the Claim for Damages and a brief explanation of the basis thereof to the party alleged to be responsible for indemnification hereunder (an "Indemnitor"). The Indemnitor shall promptly pay the Indemnified Party any amount due under this Article IX. The Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor.

         D. Third Party Claims. An Indemnified Party shall give any indemnitor prompt notice of the institution by a third party of any actions, suits or other administrative or judicial proceedings if the Indemnified Party would be entitled to claim indemnification under this Article IX in connection with any such action, suit or other proceeding. After such notice, any Indemnitor may, or if so requested by the Indemnified Party, any Indemnitor shall, participate in any such action, suit or other proceeding or assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate at its own expense in the defense of any such action, suit or other proceeding; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnified Party, that
(a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of any such action, suit or other proceeding or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 9.4 shall not bar an Indemnified Party's right to claim indemnification under this Section 9, except to the extent that an Indemnified Party shall have been harmed by such failure.

                                   ARTICLE X.
                                   TERMINATION

         A. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

            1. by mutual written consent of Buyer and Seller;

            2. by either Buyer or Seller, if the Closing has not occurred by January 31, 1999 (such date, as it may be extended from time to time by the written agreement of Buyer and Seller, is referred to herein as the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 10.1(b) shall not be available to any party that has breached any of its covenants, representations or warranties in this Agreement;

            3. by Seller, if Buyer shall have breached any of its covenants hereunder in any material respect or if the representations and warranties of Buyer contained in this Agreement shall not be true and correct, except for such changes as are contemplated by this Agreement, in all material respects, and in either event, if such breach is subject to cure, Buyer has not cured such breach within 10 business days of Seller's notice of an intent to terminate; or

            4. by Buyer, if Seller shall have breached any of its covenants hereunder in any material respect or if the representations and warranties of Seller contained in this Agreement shall not be true and correct, except for such changes as are contemplated by this Agreement, in all material respects, and in either event, if such breach is subject to cure, Seller has not cured such breach within 10 business days of Buyer's notice of an intent to terminate.

         B. Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, the agreements contained in Sections 5.6, 5.7, 6.1 and 6.2 shall survive the termination hereof. In addition, any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

                                   ARTICLE XI.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Except as otherwise provided in this Agreement, all representations and warranties made in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of 18 months following the Closing and after 18 months shall be terminated and extinguished (except for the representations and warranties made in Sections 3.1, 3.2, 3.4, 3.10, 4.1 and 4.2, which shall not expire), except insofar as the damaged party shall have asserted in writing a specific claim setting forth the specific facts and circumstances relating thereto with respect to such representations, warranties, covenants and agreements prior to the expiration of such rights, in which event the party liable shall remain liable with respect to such claim.

                                  ARTICLE XII.
                              PUBLIC ANNOUNCEMENTS

         Buyer and Seller will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law or stock exchange regulations, will not issue any such press release or make any such public statement prior to such consultation.

                                  ARTICLE XIII.
                                 THE TRANSITION

         A. Transition. Buyer agrees to cooperate with Seller in effecting the transfer of the Purchased Assets to, and the establishment of a fully operational manufacturing operation for the needle assemblies portion of the Business Products at, Buyer's facility in Milwaukee, Wisconsin (the "Transition"). During the Transition, Seller shall make available to Buyer appropriate personnel of Seller to answer questions, to assist in manufacturing orders and to assist in handling all warranty and service Claims. Seller shall use reasonable efforts to ensure that the services of S. Jay Crane and Robert Kinsman are available to Buyer during the Transition. Seller shall lend its full cooperation and endorsement in assisting Buyer in retaining the current customers, distributors and suppliers of the Business. Buyer shall be responsible for the costs of travel and lodging for all travel of Seller's employees to Buyer's Milwaukee facility at Buyer's request. Upon the commencement of the Transition, Seller shall transfer a sufficient portion of the inventory and equipment comprising the Purchased Assets to permit Buyer to produce, at its Milwaukee facility, sufficient quantities of each of the Business Products so as to continue the marketing and sale of the Business Products without interruption upon the completion of the Transition. Buyer shall be responsible for all shipping expenses relating to the transfer of the Purchased Assets to Buyer's facility.

         B. Supply Agreement. During the Transition, Seller shall continue to manufacture the Business Products for a period of 90 days after the Closing Date for and on behalf of Buyer, for which Buyer shall pay Seller the amounts set forth on Schedule 13.2 hereto. Within one month after the Closing Date, Buyer, upon consultation with Seller, shall deliver to Seller a forecast of Buyer's requirements for the succeeding three-month period. Upon prior written notice given to Seller prior to the expiration of the 90-day period referred to in the preceding sentence, Buyer may require Seller to continue such supply arrangement for an additional period up to 90 days, during which period Seller shall continue to supply Buyer with its requirements, but at the amounts set forth on
Schedule 13.2 hereto plus a 15% profit allowance. At Closing, Buyer shall acquire title to all of the raw materials, work in progress and finished goods relating to the Business. Seller shall use those raw materials and work in progress owned by Buyer as of the Closing Date in the manufacture and assembly of the Business Products pursuant to this Section 13.2. If any additional raw materials are required by Seller during the Transition, upon the consent of Buyer, Seller will be responsible for accepting the delivery and managing the delivery schedule of the raw materials and Buyer will be responsible for remitting to the vendor or supplier, the costs of such raw materials. Buyer agrees to maintain the CE mark for the Business Products for as long as Seller is manufacturing the Business Products on Buyer's behalf.

         C. Employees. Buyer shall have the right to offer employment to any employees of the Business determined by Buyer during the course of its due diligence investigation.

         D. Losses; Maintenance of Insurance. Seller agrees to continue to maintain property, casualty, product liability and business interruption insurance on the Business and the Purchased Assets through the completion of the Transition and to reimburse Buyer and Escalon for all losses and damages arising from Seller's failure to fulfill its obligations under this Section 13 and for any damages to the Purchased Assets while they are in Seller's custody or under its control.

                                  ARTICLE XIV.
                        CONTENTS OF AGREEMENT, AMENDMENT,
                      PARTIES IN INTEREST, ASSIGNMENT, ETC.

         This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, provided, however, that, after Closing, Seller may assign its rights to receive the balance of the purchase price and royalty payments. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

                                   ARTICLE XV.
                                 INTERPRETATION

         Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and exhibit references are to this Agreement unless otherwise specified.

                                  ARTICLE XVI.
                                     NOTICES

         All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or national overnight courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by national overnight courier to, the address or fax number set forth below, unless such address or fax number is changed by written notice to the other party hereto:

         If to Buyer or Escalon:

                  Escalon Medical Corp.
                  351 East Conestoga Road
                  Wayne, PA  19087
                  Attention: Richard J. DePiano, Chief Executive Officer Tel. No. (610) 688-6830
                  Fax No. (610) 254-8958

                  with a copy to:

                  Duane, Morris & Heckscher LLP
                  One Liberty Place
                  Suite 4200
                  Philadelphia, PA 19103-7396
                  Attention: Kathleen M. Shay, Esquire
                  Tel. No. (215) 979-1210
                  Fax No. (215) 979-1020

         If to Seller:

                  Radiance Medical Systems, Inc.
                  13700 Alton Parkway
                  Irvine, CA  92618
                  Attention: Stephen R. Kroll
                             Vice President Finance and Administration
                  Tel. No. (949) 457-9546
                  Fax No. (949) 457-9561

                  with a copy to:

                  Stradling Yocca Carlson & Rauth
                  660 Newport Center Drive
                  Suite 1600
                  Newport Beach, CA  92660
                  Attention:  Lawrence B. Cohn
                  Tel. No. (949) 725-4132
                  Fax No. (949) 725-4100

                                  ARTICLE XVII.
                                  GOVERNING LAW

         A. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its provisions concerning conflict of laws.

         17.2 Informal Dispute Resolution. In an effort to resolve informally and amicably any claim, controversy or dispute arising out of or related to the interpretation, performance or breach of this Agreement (a "Dispute") without resorting to litigation, each party shall notify the other party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party shall promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within 30 days after such notification, the matter shall be submitted to the parties' respective Chief Executive Officers for consideration. If settlement cannot be reached through their efforts within an additional 30 days (or such longer time period as they shall agree upon in writing), the dispute shall be finally settled by arbitration conducted in Wilmington, Delaware in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by three independent and impartial arbitrators, chosen in accordance with the rules of the AAA. The judgment upon the award rendered by the arbitrator(s) shall be entered by any court having jurisdiction thereof. The arbitrators shall award to one or more parties in the arbitration all or so much of such party's or parties' expenses for attorneys' fees and costs as the arbitrators deem appropriate, taking into account the relative merits of the positions asserted by the parties and any arbitration offers of settlement or compromise.

         The statute of limitations of the State of Delaware applicable to the commencement of a lawsuit shall be tolled as of initial written notification of a dispute to the other party as set forth above 60 days (or such longer time as the parties agree in writing) if all interim deadlines have been complied with by the notifying party.

         17.3 Attorneys' Fees. Except as otherwise provided herein, each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, subject to Section 17.2, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

                                 ARTICLE XVIII.
                                  COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                                  ARTICLE XIX.
                               REMEDIES CUMULATIVE

         The remedies provided herein shall be cumulative and shall not preclude a party from asserting any other rights or seeking any other remedies against the other party or its successors or assigns.

                                   ARTICLE XX.
                                  SEVERABILITY

         The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted condition ally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                       RADIANCE MEDICAL SYSTEMS, INC.


                                       By: /s/ Stephen R. Kroll
                                           -------------------------------------
                                       Title: Vice President of Finance



                                       ESCALON VASCULAR ACCESS, INC.


                                       By: /s/ Richard J. DePiano
                                           -------------------------------------
                                       Title: Chairman and Chief Executive
                                              Officer



                                       ESCALON MEDICAL CORP.


                                       By: /s/ Richard J. DePiano
                                           -------------------------------------
                                       Title: Chairman and Chief Executive
                                              Officer